                                                                    EXHIBIT 99.3



                              CURAGEN CORPORATION



                        NON-QUALIFIED OPTION AGREEMENT
                                     WITH
                                 [INSERT NAME]



                                    [DATE]



NOTE: ALTERNATIVE PROVISIONS ARE BRACKETED.
-------------------------------------------

  CURAGEN CORPORATION (the "Corporation"), a Delaware corporation having its principal place of business in Branford, Connecticut, hereby grants to ______________________ , of Branford, Connecticut, (the "Optionee") personally the right and option (the "Option") to purchase a total of _____ shares (the "Stock") of Common Stock, par value $.01 per share, of the Corporation
(the "Common Stock") at the price and on the terms determined as provided herein.

  1.  Option Price. The purchase price per share of the stock covered by the
      ------------
Option shall be $_____ per share.

  2.  Vesting. The Option shall vest cumulatively as follows:
      -------
_____ shares of Stock shall vest on _____ , provided the Optionee is employed full time by the Corporation on such date; _____ shares of Stock shall vest on _____ , provided the Optionee is employed full time by the Corporation on such date; shares of Stock shall vest on _____ , provided the Optionee is employed full time by the Corporation on such date; _____ shares of Stock shall vest on _____ , provided the Optionee is employed full time by the Corporation on such date.

  [The Option shall vest upon execution of this Agreement.]


  [The Option shall vest as follows:


  (i)  ______ shares of Stock on __________;

  (ii) ______ shares of Stock on __________, provided that the Optionee worked as a Scientific Advisor on at least one day (eight hours) a year at the Corporation's Designated Office during the period from __________ through __________ (subparagraph 2(ii) is referred to herein as the "199_ Vesting Condition"); and

  (iii) ______ shares of Stock on __________ provided that the Optionee (a) satisfied the 199_ Vesting Conditions, and (b) worked as a Scientific Advisor at the Corporation's Designated Office on at least one day (eight hours) a year at the
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                                      -2-



Corporation's Designated Office during the period from __________through __________ (subparagraph 2(iii) is referred to herein as the "199_ Vesting Condition"). Notwithstanding the foregoing, if the Optionee's employment with the Company is terminated without cause prior to __________, then all unvested shares shall vest on the date of termination.


  The Corporation, in its sole reasonable discretion, shall determine if the foregoing Vesting Conditions have been met. As used in this Agreement, the following terms shall have the following meanings: (i) the term "Scientific Advisor" means that the Optionee shall use his best efforts and advise the Corporation as to the Project, including being available to respond to questions and assist with analysis and testing; (ii) the term "Corporation's Designated Office" means the Corporation's principal office or such other office of the Corporation as may be designated by the Corporation; and (iii) the term "Project" shall mean the Corporation's project which involves the development of molecular recognition technology for the precise design of protein-specific drugs, or any other research or development project which the Corporation shall designate.]

  3.  Term. The Option granted hereunder shall be exercisable by the Optionee
      ----
from the date the Option (or part of the Option) is vested pursuant to Section 2 of this Agreement until [Ten years from date of grant](the "Option Period") unless sooner terminated pursuant to the provisions of this Agreement.
[Except for directors, the effect and exercise of the Option is conditioned upon the Optionee being an employee of the Corporation or its Subsidiaries for a one year period ending on ____, except (i) if the Optionee is a member of the Board of Directors and is not an employee of the Corporation or (ii) the Optionee's employment with the Corporation or its Subsidiaries terminates as a result of death or Disability.]

  4.  Exercise of Option. During the Option Period, the Optionee shall be
      ------------------
entitled to purchase from the Corporation the shares of Stock subject to the Option in whole at any time or in part from time to time, to the extent that the Option is vested (or to the extent that the Option is otherwise exercisable pursuant to Section 5 below), by giving written notice of exercise to the Corporation, provided however, that any exercise of the Option is conditioned upon: (i) the Optionee purchasing at least fifty (50) percent of the aggregate vested portion of the Option as of the date of exercise; (ii) the Optionee not exercising the Optionee's right to purchase stock hereunder more than once per calendar year [and (iii) the Optionee being an employee or director of the Corporation or its Subsidiaries at the time of exercise, except as provided in
Section 5 below] [and (iii)

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                                      -3-

except as provided to the contrary in Section 5 below, if the Optionee exercises the Option after (a) __________, the Optionee having satisfied the 199_ Vesting Condition and (b) March 31, 199_, the Optionee having satisfied the 199_ and 199_ Vesting Conditions.

  [Or one may use the following alternative to paragraph 1 to Section 4: During the Option Period, the Optionee shall be entitled to purchase from the Corporation the shares of Stock subject to the Option in whole at any time or in part from time to time, to the extent that the Option is vested (or to the extent that the Option is otherwise exercisable pursuant to Section 5 below), by giving written notice of exercise to the Corporation.]

  The notice must be accompanied by payment to the Corporation of the full purchase price for the Stock being purchased. Such purchase price is payable in cash or by certified check, or, if the Optionee's Representative (as defined in
Article II, Section 1(c) of the Curagen Corporation 1993 Stock Option and Incentive Award Plan (the "Plan")) exercises an Option as a result of the death or Disability (as defined in Article V, Section 3(d) of the Plan) of the Optionee, the purchase price may be paid, at the discretion of the Administrator (as defined in Article I, Section 2 of the Plan): (a) by the Optionee's Representative tendering a promissory note for the full purchase price, which promissory note shall provide for interest on the unpaid balance, calculated monthly, equal to the prime or base rate (or its equivalent) of Fleet Bank on the date of the note (and thereafter fixed for the term of the loan), and shall provide for equal monthly payments, consisting of a portion of the principal balance and accrued interest, for a period of 24 consecutive months commencing on the first day of the month following the exercise of the Option; (b) by tendering to the Corporation shares of Common Stock owned by the Optionee; or
(c) partly by cash, certified check or promissory note and partly by tendering to the Corporation shares of Common stock in accordance with (b) above. Shares surrendered in accordance with (b) or (c) above shall be valued at the Per Share Value (as defined below) at the date of exercise. Surrender of such shares shall be evidenced by the delivery of certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Administrator may determine. The exercise of the Option shall be effective only upon the actual receipt of the notice and the required payment. The Optionee shall not have any rights of a shareholder of the Corporation with respect to the shares of Stock subject to the Option except insofar as the Option has been exercised.
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                                      -4-

  In lieu of permitting the Optionee to purchase any vested Stock pursuant to this Option, the Corporation may, in its sole discretion, pay to the Optionee an amount equal to the Appreciated Value multiplied by the number of shares of Stock being purchased by the Optionee (the "Appreciated Amount"). The Appreciated Amount shall be payable to the Optionee within thirty (30) days of receipt by the Corporation of the notice from the Optionee that the Optionee intends to exercise the Option.

  As used herein, the following terms shall have the following meanings:

  "Appreciated Value" shall mean the amount by which (a) the Per Share Value on the date of exercise of the Option, exceeds (b) the option price per share set forth in paragraph 1 hereof.

  "Control" shall have the meaning set forth in Section 203(c)(4) of the Delaware General Corporation Law, or any amendments thereto.

  "Net Income" shall mean the net income of the Corporation for the last four
(4) completed fiscal quarters for which financial information is available at the time of the calculation, determined in accordance with generally accepted accounting principles (except that, for such purpose, any interest upon debt for borrowed money that was incurred during such four (4) quarters shall, to the extent that it was not incurred to refinance or substitute for other debt for borrowed money, be annualized and shall thereby reduce such net income for the purposes hereof).

  "Net Revenues" shall mean the net revenues of the Corporation for the last four (4) completed fiscal quarters for which financial information is available at the time of the calculation, determined in accordance with generally accepted accounting principles.

  "Per Share Preference" shall mean the quotient of (1) the aggregate amount of the preference that any class of stock of the Corporation, excluding convertible preferred stock, would have over the Common Stock in the event of the liquidation of the Corporation, divided by (2) the total number of outstanding shares of all Common Stock. For purposes of calculating the total number of shares of Common Stock outstanding, Common Stock subject to being issued pursuant to options, warrants, convertible preferred stock and convertible debt shall be deemed to be outstanding.

  "Per Share Value" shall mean (a) if the Common Stock is listed on a securities exchange or is quoted on the NASDAQ Stock Market, the closing price of the Common Stock on the date on which the Per Share Value must be determined; or (b) if subsection (a) is not applicable, the most recent price per share paid for the Common Stock by a purchaser which does not control, and is not controlled by or under common control with the Corporation, provided that (A) such purchaser paid cash for such Common Stock, (B) the purchase is not pursuant to the exercise of any stock option, warrant, right or convertible preferred stock, and (C) such price was paid within the six month period preceding the date on which the Per Share Value must be determined; or (c) if subsections (a) and (b) are not applicable, the greater of (A) $1.00 per share, or (B) 15 multiplied by the amount by which (y) the quotient of (1) Net Income, divided by
(2) the total number of outstanding shares of all Common Stock, exceeds (z) the Per Share Preference, or (C) 1.5 multiplied by the amount by which (y) the quotient of (1) Net Revenues, divided by (2) the total number of outstanding shares of Common Stock exceeds (z) the Per Share Preference.

  [5.  Termination of Employment. The Option shall terminate upon termination of
       -------------------------
the Optionee's employment with the Corporation, regardless of whether such termination was voluntary or involuntary, with cause or without cause, except that upon termination of employment, the Optionee may exercise the Option to the extent that the Optionee was entitled to do so at termination of employment, at any time within two years [three months] thereafter if such termination is [for any reason other than Disability or death and is] without cause (as defined in
Article V, Section 3(b) of the Plan); provided, however, that if the
                                      --------  -------
Administrator determines, subsequent to an Optionee's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Optionee's termination, the Optionee engaged in conduct which would constitute "cause," then the right to exercise any Option is forfeited.

  If the Optionee dies within two years [three months] after termination of employment with the Corporation or its Subsidiaries [or termination as a director] (other than from a termination for cause [or resulting from a Disability]) [or if the Optionee dies within one year after termination of employment or service as a director as a result of Disability], the Option may be exercised by such Optionee's Representative (to the extent that the Optionee was entitled to do so at the termination of Optionee's employment [or service as a director]) at any time within the period ending on (i) the first anniversary of the Optionee's death, [or (ii) the second anniversary of the termination of the Optionee's employment with the Corporation or its Subsidiaries, whichever period is longer]. In no event shall an Option be exercisable in whole or in part after the termination date provided in this Agreement.

  [If an Optionee's employment or service is terminated as a result of death or Disability and if such death or Disability occurs while the Optionee is employed by or rendering service to the Corporation or its Subsidiaries, then upon termination of employment or service with the Corporation or its Subsidiaries, the Optionee's Representative may exercise the Option to the extent the Optionee was entitled to do so on the date of the Optionee's Disability or death at any time within one year after such Disability or death.

  Notwithstanding the foregoing, if the Optionee's employment with the Corporation terminates either voluntarily or involuntarily, and without cause,
(i) prior to ________, or (ii) prior to 195 calendar days subsequent to the effective date declared by the United States Securities and Exchange Commission with respect to the initial public offering of shares of Common Stock of the Corporation, which ever event shall first occur (the "Minimum Exercise Period"), the Option shall remain in full force and effect throughout the Minimum Exercise Period, provided, however, the Optionee has not been employed since his termination of employment by an employer operating a business engaged in by the Corporation.]]

  6.  Non-Transferability of Option. The Option may not be transferred in any
      -----------------------------
manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by Optionee, or, if the Optionee has a Disability by the Optionee's Representative. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

  [Or, instead of the foregoing paragraph the following text may be inserted:
This Option may be transferred, in whole or in part, by the Optionee to (i) the spouse, children, step-children or any other issue of the Optionee ("Immediate Family Members"), (ii) any trust for the exclusive benefit of Immediate Family Members, (iii) any partnership of which Immediate Family Members are the only partners, or (iv) any limited liability company of which Immediate Family Members are the only shareholders; provided, however, that any subsequent transfers of this Option, or any part thereof, shall be prohibited except by will or by the laws of descent and distribution. The Administrator may permit transfers in addition to those described above in its discretion.

     In the event of the Optionee's death or disability, the Option may be exercised by the Optionee's Representative.

Following any transfer hereunder, the Option shall continue to be subject to the terms and conditions of this Agreement as if the Transferee were the Optionee; provided, however, that the events of (i) vesting based on continued employment in Section 2 hereof and (ii) termination of employment in Sections 5 and 13 hereof shall continue to be applied to the original Optionee, and following termination of employment the Option shall be exercisable by any transferee only to the extent and for the periods specified in Section 5 hereof. The original Optionee will also remain subject to withholding taxes upon exercise of the Option pursuant to Section 12 hereof. The original Optionee agrees to notify the Corporation in writing upon the completion of any transfer pursuant to this Section, such notice to include the name and address of the transferee and the date of transfer. The Company undertakes no obligation to notify any transferee of any event affecting the employment status of the original Optionee or otherwise affecting this Option which may have the effect of limiting or terminating the Option.]

  7.  Representations.   Unless the offering and sale of the Stock shall have
      ---------------
been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, (the "1933 Act") the Corporation shall be under no obligation to issue the shares unless and until the following conditions have been fulfilled:

     (a) The Optionee represents and warrants to the Corporation at the time of the exercise or receipt, as the case may be, that the Optionee is acquiring the Stock for the Optionee's own account for investment and not with a view toward distribution thereof, in which event the Optionee acquiring the Stock shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Stock issued pursuant to such exercise or such grant:

     The shares represented by this certificate have been purchased for investment purposes and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Corporation shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.

    (b) The Corporation shall have received an opinion of its counsel that the Common Stock may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder.


    The Corporation may delay issuance of the Common Stock until completion of any action or obtaining of any consent which the Corporation deems necessary under any applicable law (including, without limitation, state securities or "blue sky" laws).

    8.  Dissolution or Liquidation of the Corporation. Upon the dissolution or
        ---------------------------------------------
liquidation of the Corporation, all Options granted under this Agreement which as of such date have not been exercised will terminate and become null and void; provided, however, that if the rights of an Optionee or any Optionee's Representative have not otherwise terminated and expired, the Optionee or the Optionee's Representative will have the right immediately prior to such dissolution or liquidation to exercise any Option to the extent vested as of the date immediately prior to such dissolution or liquidation.

  9.  Effect of Change of Stock Subject to the Option. Upon the occurrence of
      -----------------------------------------------
any of the following events, an Optionee's rights with respect to the Option, which have not previously been exercised in full, shall be adjusted as hereinafter provided, unless otherwise specifically provided herein:

     (a) Stock Dividends and Stock Splits. If the shares of Common Stock shall
         --------------------------------
be subdivided or combined into a greater or smaller number of shares or if the Corporation shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of the Option shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the option price per share to reflect such subdivision, combination or stock dividend.

     (b) Consolidations or Mergers. If the Corporation is to be consolidated
         -------------------------
with or merged into another entity (such that the Corporation is not the surviving entity), or upon sale of all or substantially all of the Corporation's assets or otherwise (an "Acquisition"), the Administrator or the board of directors of any entity assuming the obligations of the Corporation hereunder (the "Successor Board"), shall, as to the Option, either (i) make appropriate provision for the continuation of such Option by substituting on an equitable basis for the Common Stock then subject to such Option either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition or securities of any successor or acquiring entity; or (ii) upon written notice to the Optionee, provide that the Option must be exercised, to the extent then exercisable (as the Option may have been amended), within a specified number of days of the date of such notice, at the end of which period the Option shall terminate; or (iii) terminate the Option in exchange for a cash payment equal to the excess of the Per Share Value of the shares subject to the Option (to the extent then exercisable as the Option may have been amended) over the option price thereof.

     (c) Recapitalization or Reorganization. In the event of a recapitalization
         ----------------------------------
or reorganization of the Corporation (other than a transaction described in subsection (b) above) pursuant to which securities of the Corporation or of another corporation are issued with respect to the outstanding shares of Common Stock, the Optionee, upon exercising the Option, shall be entitled to receive for the option price paid upon such exercise the securities the Optionee would have received if the Optionee had exercised the Option prior to such recapitalization or reorganization.

  10.  Issuance of Securities.  Except as expressly provided herein, no issuance
       ----------------------
by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Option. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Corporation.

  11.  Fractional Common Stock.  No fractional share shall be issued under this
       -----------------------
Agreement and the person exercising such right shall receive from the Corporation cash in lieu of such fractional share equal to the Per Share Value thereof determined in good faith by the Board of Directors of the Corporation.

  12.  Tax Withholding Requirement. In the event that any federal, state, or
       ---------------------------
local income taxes, [employment taxes], Federal Insurance Contributions Act, withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Optionee's salary, wages or other renumeration in connection with the exercise of an Option, the Optionee shall advance in cash to the Corporation or its Subsidiaries the amount of such withholdings unless a different withholding arrangement, including the use of Common Stock, is authorized by the Administrator (and permitted by law); provided, however, that with respect to Optionee subject to Section 16 of the 1934 Act, any such withholding arrangement shall be in compliance with any applicable provisions of Rule 16b-3 promulgated under Section 16 of the 1934 Act. For purposes hereof, the value of the shares withheld [for purposes of payroll withholding] shall be the Per Share Value thereof, as of the most recent practicable date prior to the date of exercise. If the Per Share Value of the shares withheld is less than the amount [of payroll withholdings] required, the Optionee may be required to advance the difference in cash to the Corporation or its Subsidiaries. The Administrator in its discretion may condition the exercise of an Option for less than the then Per Share Value on the Optionee's payment of such additional withholding [amounts].

  [13.  Employment or other Relationship.  Nothing in this Agreement shall be
        --------------------------------
deemed to prevent the Corporation or any Subsidiary from terminating the employment, director status or status as a member of the Scientific Advisory Board of an

Optionee, nor to prevent an Optionee from terminating his or her own employment, director status or member status of the Scientific Advisory Board, nor to give any Optionee a right to be retained in employment or other service by the Corporation or any Subsidiary for any period of time.]

  14.  Acceptance. The Optionee hereby accepts the Option subject to all of the
       ----------
terms and provisions hereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Option. It is understood that this Agreement is subject to the terms and conditions of the Plan unless otherwise stated. Terms not defined herein shall have the meanings set forth in the Plan.

  15.  Governing Law. This Agreement shall be construed and enforced in
       -------------
accordance with the law of the State of Delaware.

  [16.  Incorporation of Curagen Corporation 1993 Stock Option and Incentive
        --------------------------------------------------------------------
Award Plan.  The option granted herein has not been granted pursuant to the
----------
Curagen Corporation 1993 Stock Option and Incentive Award Plan ("the Plan"), but certain terms and conditions of the Plan are incorporated herein by reference, and to the extent that the provisions of the Plan are not inconsistent with the terms of this Agreement, the terms of the Plan shall be deemed to be a part of this Agreement.]

  [17. Stockholder's Agreement.  The Optionee agrees, as a condition precedent
       -----------------------
to the Optionee exercising the Option to purchase Stock, hereunder, to execute a Stockholder's Agreement with the Corporation in the form of Exhibit A, attached
                                                            ---------
hereto.]

  [18.  Agreement Not to Compete.  During the Optionee's employment as a
        ------------------------
Scientific Advisor and for one year after the completion of such employment, the Optionee shall not, directly or indirectly, alone or as an employee, partner, officer, director, agent or a major stockholder (beneficially owning ten percent (10%) or more of any class of capital stock) of any other entity, engage in the business of drug design or DNA analysis, either for the Optionee's own benefit or for the benefit of any other person, firm or corporation whatsoever other than the Corporation, without the written consent of the Board of Directors of the Corporation. In addition, during the term hereof, the Optionee shall not disclose any work, research, designs or results thereof made or developed by him, alone or with others, in connection with his employment by the Corporation, to any person or entity, other than to employees of the Corporation, without the written consent of the Board of Directors of the Corporation. The foregoing agreements not to disclose information and not to compete with the Company are collectively referred to herein as the "Agreement Not to Compete".

Dated as of ______________________.


                                 CURAGEN CORPORATION



                                 By
                                   ---------------------------------
                                    Jonathan M. Rothberg
                                    Its President




Agreed to and accepted this
___th day of ______, 19__.



_______________________________
Optionee